Exhibit 21.1

MASONITE INTERNATIONAL CORPORATION

SUBSIDIARY LIST AS OF DECEMBER 31, 2012*

Austria

Masonite Austria GmbH

Canada

Crown Door Corp. (Ontario)

Sacopan, Inc. (Quebec)

Castlegate Entry Systems, Inc.

Chile

Masonite Chile Holdings

Masonite Chile S.A.

China

Masonite (Shanghai) Trading Company Limited

Cyprus

Liora Enterprises Limited

Czech Republic

Masonite CZ spol S.R.O.

France

Premdor S.A.S.

Ekem S.A.S.

Fonmarty & Fils Techni-Bois S.A.S.

Magri S.A.S.

Monnerie S.A.S.

Batimetal S.A.S.

Establissements Rabillon Et Cie S.A.

Reseau Bois S.A.R.L.

India

Masonite Doors Private Ltd.

Island of Jersey

Premdor (Jersey) Limited

Israel

Masonite Israel (f/k/a Mif’Alay Etz Karmiel Ltd.)

Premdor Ltd.

Ireland

Masonite Ireland

Masonite Europe

Masonite Components

Luxembourg

Masonite Luxembourg S.A.

Malaysia

Magna Foremost Sdn Bhd

Mexico

Masonite Mexico S.A. de C.V.

Netherlands

Premdor Karmiel Holdings B.V.

Poland

Masonite PL Sp. z.o.o.

South Africa

Masonite (Africa) Limited

Masonite Investment Company (Proprietary) Limited

United Kingdom

Masonite Europe Limited

Premdor Crosby Limited

Premdor U.K. Holdings Limited

United States

California

Eger Properties

Delaware

Masonite Corporation

(d/b/a Mohawk Flush Doors)

Echelon Laser Systems LP

Marshfield Doorsystems, Inc.

(d/b/a/ Bolection Door)

Lemieux Doors Corp.

Premdor Finance LLC

Masonite Holding Company Limited

Florida

Florida Made Door Co.

(d/b/a Sierra Lumber)

Door Installation Specialist Corporation

North Dakota

Masonite Primeboard, Inc.

Oklahoma

Dominance Industries, Inc.

Wisconsin

Appalachian Door Company

(d/b/a Algoma Hardwoods, Inc.)

Algoma Hardwoods, Inc.

Ameri-Door, Inc.

(d/b/a Algoma Express)

Birchwood Lumber & Veneer Co, Inc.

Canada Architectural Door, Inc.

*	Excludes certain non-significant subsidiaries that are either discontinued or immaterial.